AMENDMENT NO. 6
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust, a Delaware statutory trust, is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, AIM Counselor Series Trust is now named AIM Counselor Series Trust (Invesco Counselor Series Trust); and
     WHEREAS, the following Portfolios have been renamed:

CURRENT NAME	NEW NAME
AIM Core Plus Bond Fund	Invesco Core Plus Bond Fund
AIM Floating Rate Fund	Invesco Floating Rate Fund
AIM Multi-Sector Fund	Invesco Multi-Sector Fund
AIM Select Real Estate Income Fund	Invesco Select Real Estate Income Fund
AIM Structured Core Fund	Invesco Structured Core Fund
AIM Structured Growth Fund	Invesco Structured Growth Fund
AIM Structured Value Fund	Invesco Structured Value Fund;
     NOW, THEREFORE, the parties agree that;
1.	All references to AIM Counselor Series Trust in the Agreement are hereby deleted and replaced with AIM Counselor Series Trust (Invesco Counselor Series Trust).
2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco Core Plus Bond Fund	June 2, 2009

Invesco Multi-Sector Fund	July 1, 2006

Invesco Floating Rate Fund	July 1, 2006

Invesco Select Real Estate Income Fund	March 12, 2007

Portfolios	Effective Date of Agreement
Invesco Structured Core Fund	July 1, 2006

Invesco Structured Growth Fund	July 1, 2006

Invesco Structured Value Fund	July 1, 2006

Invesco Balanced Fund	February 12, 2010

Invesco California Tax-Free Income Fund	February 12, 2010

Invesco Dividend Growth Securities Fund	February 12, 2010

Invesco Equally-Weighted S&P 500 Fund	February 12, 2010

Invesco Fundamental Value Fund	February 12, 2010

Invesco Large Cap Relative Value Fund	February 12, 2010

Invesco New York Tax-Free Income Fund	February 12, 2010

Invesco S&P 500 Index Fund	February 12, 2010

Invesco Van Kampen American Franchise Fund	February 12, 2010

Invesco Van Kampen Core Equity Fund	February 12, 2010

Invesco Van Kampen Equity and Income Fund	February 12, 2010

Invesco Van Kampen Equity Premium Income Fund	February 12, 2010

Invesco Van Kampen Growth and Income Fund	February 12, 2010

Invesco Van Kampen Money Market Fund	February 12, 2010

Invesco Van Kampen Pennsylvania Tax Free Income Fund	February 12, 2010

Invesco Van Kampen Small Cap Growth Fund	February 12, 2010

Invesco Van Kampen Tax Free Money Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: April 30, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

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